SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2007

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Delaware Delaware	1-12994 000-50694	52-1802283 52-1873369
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5425 Wisconsin Avenue

Suite 500

Chevy Chase, MD 20815

(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (301) 968-6000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

Item 2.02. Results of Operations and Financial Condition.

As reported under Item 8.01 of this Current Report on Form 8-K, the Audit Committee of the Board of Directors of The Mills Corporation (the “Company”) has completed its investigation into various issues related to the historical accounting policies and practices of the Company and The Mills Limited Partnership (“Mills LP”). For information regarding the results of the investigation, please refer to Item 8.01.

Pending Restatement

Set forth below is an update on the status of the pending restatement of the Company’s and Mills LP’s historical financial statements. The following outlines the significant matters that are expected to be corrected in the restatement. The anticipated ranges of the cumulative impacts of the corrections of these accounting errors on the Company’s previously reported stockholders’ equity and Mills LP’s previously reported partners’ capital at September 30, 2005, the date of the last balance sheet filed by the Company and Mills LP with the Securities and Exchange Commission (the “SEC”), appear under the caption “Anticipated Impacts of Accounting Error Corrections” below.

Cost Capitalization

The Company and Mills LP will correct a variety of items relating to cost capitalization:

•	Interest capitalization. The Company and Mills LP will correct: (a) situations where interest was capitalized up to one year following the opening of a development on space where no major tenant improvements were in process; (b) the interest capitalization for equity method investments; (c) the interest rate used to calculate the amount of interest to be capitalized; and (d) the qualifying asset base to exclude land parcels on which no significant development activity was occurring. The corrections to interest capitalization will also include the impacts on this category of the other cost capitalization corrections described herein.

•	Indirect project cost capitalization. The Company and Mills LP establish cost pools from various departments for purposes of estimating, capitalizing and allocating indirect project costs. Historically, these pools included departments that were incidental, but not directly related, to the development efforts. In the restatement, the pools will be adjusted to exclude the costs of these departments.

•	Capitalization of direct leasing origination costs. The Company and Mills LP estimate the time and cost of the activities performed by its leasing department for purposes of capitalizing direct costs of originating leases. These activities include (a) evaluating the prospective lessee’s financial condition, (b) evaluating and recording guarantees, collateral and other security arrangements, (c) negotiating lease terms, (d) preparing and processing lease documents and (e) closing the transaction. The restatement reflects adjustments to lower the estimates of the time and cost incurred by the leasing department for these activities.

•	Grand opening and marketing costs. The Company and Mills LP have determined that the cost of marketing new developments, including the cost of grand opening events, should have been expensed and not capitalized as part of the cost of the project. These costs were previously capitalized as project costs on the basis that such costs have a long-term benefit to the property by attracting customers to the property. In the restatement, it was determined that, since such costs were directed primarily at the tenants’ customers, they do not relate directly to leasing space to tenants and therefore, should be treated as preopening and advertising expenses.

•

Evaluation of predevelopment projects and acquired construction in progress. Costs of predevelopment activities associated with specific projects are capitalized as assets if the project is considered probable. In the restatement, it was determined that certain predevelopment projects were no longer probable in prior periods. In addition, the Company and Mills LP will also adjust predevelopment project costs to expense costs (a) not associated with a specific site, (b) associated with a site after that site was replaced by a new site in the same geographic market and (c) associated with a project deemed to be abandoned as of the time that there was a cessation of significant activity. Also certain allocations of purchase price to acquired construction in progress will be adjusted to reflect a consistent methodology using square footage whereas previously the Company and Mills LP had applied varying allocation methodologies for different acquisitions.

•	Empire tract transfer. In connection with securing the ground lease and development rights for the Continental Arena Site (the “Meadowlands Xanadu Site”), the Meadowlands Mills joint venture was required to convey the 587 acre Empire tract to the State of New Jersey. Originally, the exchange was accounted for as a donation of real estate to a government agency in exchange for rights to develop real estate. As such, the historical cost of the Empire Tract was recorded as the cost of the development rights obtained in the exchange. Since the development rights were associated with a long-term ground lease interest and not a fee interest in the Meadowlands Xanadu Site, the Company and Mills LP have since determined that the exchange should have been accounted for at fair value and that the fair value should be allocated to prepaid ground rent and not capitalized project costs. In the restatement, Meadowlands Xanadu project costs will be reduced to fair value in 2003 via an impairment charge. The Meadowlands Xanadu project is a joint venture that was consolidated effective March 31, 2004.

FIN 46(R) Adoption and Application

The Company and Mills LP prospectively adopted FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, or FIN 46(R), on March 31, 2004 and consolidated 15 joint ventures for which the Company and Mills LP were determined to be the primary beneficiary. In reviewing the application of FIN 46(R), the Company and Mills LP have determined that development and leasing fees paid to them and/or interest received by them which were capitalized at the joint venture project level for the Meadowlands Mills and other joint ventures consolidated under FIN 46(R) should be eliminated in their entirety. The Company and Mills LP previously interpreted FIN 46(R) to be consistent with the equity method of accounting, whereby the investor eliminates only its share of any intercompany transaction. This adjustment impacts the previously reported cumulative effect for the adoption of FIN 46(R), effective March 31, 2004 and the operating results in 2004 and 2005.

Fixed Asset Accounting

Depreciation expense will be corrected for errors made in inputting the useful lives of certain assets into the depreciation and/or amortization calculation models and to expense certain items that were erroneously capitalized.

Revenue Recognition

The review of accounting for leases determined that: (a) certain lease modifications had not been recorded in a timely manner; (b) certain termination income had been recorded before the tenant vacated rather than when the tenant vacated; (c) certain tenant allowances should have been written off when the tenant vacated; (d) certain recovery percentages related to costs recoverable from tenants should be adjusted; and (e) some of the gains recognized on land sales should have been deferred. Also an adjustment to gains on land sales will be required primarily in cases where, as part of the consideration for the land sale transaction, the Company and Mills LP had accepted interest-only notes that did not contractually obligate the buyer to make payments sufficient to maintain a 20% interest in the property over the term of the note or to make annual principal and interest payments equal to a combined payment associated with, at a minimum, a 20-year mortgage.

Foreign Currency Translation

The Company and Mills LP will correct their accounting for foreign currency translations by removing the re-measurement impact of translating the permanent investment (equity and intercompany debt not expected to be repaid in the foreseeable future) in non-U.S. operations from the statement of income and charging it directly to equity as a component of “Other comprehensive income or loss.” There is no impact to the Company’s previously reported stockholders’ equity or the Mills LP’s previously reported partners’ capital at September 30, 2005.

Long Term Incentive Plan

The Company will adjust the timing of accruals for the Company’s Long Term Incentive Plan, or LTIP, which did not match the applicable employee service periods.

Other Stock Compensation

The Company and Mills LP reviewed other stock-based compensation, including accounting for stock options, and will make adjustments that are expected to be less than $3 million in the aggregate.

Retail Investments

The Company and Mills LP have reviewed their accounting for investments made in retail operations by their wholly owned taxable REIT subsidiary, Mills Enterprises, Inc. and a similar investment by one of their joint ventures and determined that various accounting errors have occurred. These errors include accounting for loans as equity investments, lack of timely recording of impairment adjustments, the inappropriate recognition of a sale of partnership interests and the timing of recognizing various other items as income or expense.

Series A and Series F Preferred Stock

The Company and Mills LP have reviewed their accounting for Series A Cumulative Convertible Preferred Stock dividends and dividends paid on the corresponding Series A preferred units. Issuance costs previously classified and amortized as deferred financing costs and dividends previously classified as interest expense will be reversed and recorded as dividends. The Series A preferred stock and the corresponding Series A preferred units were converted to common stock and Mills LP common units, respectively, in 2003 and are no longer outstanding.

In addition, the Series F Convertible Cumulative Redeemable Preferred Stock and the corresponding Series F preferred units were previously classified as permanent equity. Following any termination of trading of the Company’s common stock on the New York Stock Exchange (“NYSE”), holders of Series F preferred stock may require the Company to purchase any or all of their Series F preferred stock at its liquidation preference, plus any accumulated and unpaid dividends to the date of purchase, and, in certain circumstances, a make whole premium. Since the listing of the common stock does not technically rest solely in the control of the Company, the Company has determined that these securities, and the corresponding Series F preferred units of Mills LP, are more appropriately presented as mezzanine equity. When a definitive redemption date is determinable, mezzanine equity is recorded net of the issuance costs, which are accreted to redemption value by recording a charge to accumulated deficit over the period between issuance and the first definable redemption date. In the event no definitive redemption date is definable, the mezzanine equity is recorded at face value. Both accretion and dividends are excluded from earnings available to common stockholders or common unit holders.

Other

Various other adjustments, none of which were determined to be significant individually, are expected to be included as part of the restatement.

Reclassifications

As previously reported, the following reclassifications, which do not impact net income, will also be made in the restatement:

•	Tenant allowances/inducements. The Company and Mills LP reviewed construction amounts paid to tenants to ready their spaces for use and found that some payments were more properly classified as tenant inducements rather than tenant allowances. The impact of this will be to reclassify amounts included as building improvements to tenant inducements on the consolidated balance sheets and reclassify amounts previously charged to depreciation expense as charges to minimum rent, thereby reducing revenues from previously reported amounts. Net income will not be affected because both tenant allowances and tenant inducements are amortized on a straight line basis over the life of the lease.

•	Amortization of basis differences. Amortization expense resulting from basis differences in investments in unconsolidated joint ventures will be reclassified to equity in the earnings of unconsolidated joint ventures.

•	Utility income/expense. Recoverable utility income was previously netted against the related expense. This will be reclassified to recoverable income from tenants.

Anticipated Impacts of Accounting Error Corrections

The following table summarizes the anticipated ranges of the cumulative impacts of the error corrections on the Company’s previously reported stockholders’ equity and Mills LP’s previously reported partners’ capital at September 30, 2005 (amounts in millions and are unaudited), excluding the impacts of the reclassification of the Company’s Series F preferred stock from stockholders’ equity to mezzanine equity and the reclassification of Mills LP’s Series F preferred units from partners’ capital to mezzanine equity.

Restatement Categories

Cost capitalization	$227
FIN 46(R) adoption and application	84
Fixed asset accounting	15
Revenue recognition	41
Foreign currency translation	(4)
LTIP	8
Other stock compensation (a)	1
Retail investments (b)	28
Series A preferred stock and preferred unit dividends	—
Other (c)	29 to 34
Total for Mills LP	$429 to 434

Minority interest effect	(82)

Total for the Company	$347 to 352

(a)	“Other stock compensation” includes the item labeled (c) under Item 8.01, “Audit Committee Investigation” below in the amount of $0.34 million.
(b)	“Retail investments” includes the items labeled (a) and (b) under Item 8.01, “Audit Committee Investigation” below.
(c)	“Other” includes the item labeled (d) under the section entitled “Audit Committee Investigation” below.

In addition to the error corrections shown in the above table, the reclassification of the Company’s Series F preferred stock to mezzanine equity will further reduce the Company’s previously reported stockholders’ equity, and the reclassification of Mills LP’s Series F preferred units to mezzanine equity will further reduce Mills LP’s previously reported partners’ capital, but will not impact net income of the Company or Mills LP in any period.

As indicated above, the amounts shown in the table represent the anticipated ranges of the cumulative impacts of the accounting errors identified to date on the Company’s previously reported stockholders’ equity of $1,326.1 million ($1,009.8 million after reclassification of the Company’s Series F preferred stock) and Mills LP’s previously reported partners’ capital of $1,390.9 million ($1,074.6 million after reclassification of Mills LP’s Series F preferred units) at September 30, 2005. Except as specifically identified in Item 8.01 below with respect to certain of the accounting errors, the Company and Mills LP are not providing at this time the impacts of the individual accounting errors identified to date on the previously reported net income or other income statement line items for 2003, 2004 or the nine months ended September 30, 2005 as the Company and Mills LP are in the process of completing the reconciliation, verification and consolidation processes involved in the preparation of their 2005 financial statements and other financial statements affected by the restatement. The completion of these processes could, among other things, impact the restatement amounts that will be recognized for individual items among the periods being restated. The Company and Mills LP expect that the restatement will materially reduce previously reported net income for both the Company and Mills LP for all periods affected by the restatement.

The actual impacts of the restatement on the Company’s and Mills LP’s 2005 and prior period financial statements, including the cumulative impacts of the restatement on stockholders’ equity of the Company and partners’ capital of Mills LP at September 30, 2005, will not be known until the Company and Mills LP complete the above described processes involved in the preparation of their financial statements and Ernst & Young LLP, the Company’s and Mills LP’s independent registered public accountants, completes its audit of the 2005 financial statements and the prior period financial statements that are affected by the restatement. It is possible that additional adjustments will be required and/or that the actual impacts on stockholders’ equity of the Company and partners’ capital of Mills LP as of September 30, 2005 of the accounting errors identified to date, either individually or in the aggregate, will materially differ from the anticipated impacts shown above.

Changes in Accounting Principles in 2005

As previously disclosed, effective January 1, 2005, the Company and Mills LP will adopt a weighted average rate for interest cost capitalization calculations rather than the high to low rate method previously employed. The cumulative effect of this change for all periods prior to January 1, 2005 is expected to decrease the Company’s stockholders’ equity as of January 1, 2005 by approximately $23 million, net of minority interest in Mills LP of $3 million, and to decrease Mills LP’s partners’ equity as of January 1, 2005 by $26 million. The effect of this change on previously reported earnings for the first three quarters of 2005 is expected to be approximately $12 million for the Company and $14 million for Mills LP.

Also, as previously disclosed, effective January 1, 2005, the Company and Mills LP will refine their overhead cost pool to exclude certain supporting department costs that were previously included in determining indirect project costs under Statement of Financial Accounting Standards No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, or SFAS 67. The cumulative effect of this change for all periods prior to January 1, 2005 is expected to decrease the Company’s stockholders’ equity as of January 1, 2005 by approximately $35 million, net of minority interest in Mills LP of approximately $13 million and to decrease Mills LP’s partners’ equity as of January 1, 2005 by approximately $48 million. The effect of this change on previously reported earnings for the first three quarters of 2005 is expected to be approximately $4 million for the Company and $5 million for Mills LP.

The actual impacts of the planned changes in accounting principles in 2005 are subject to completion of the Company’s and Mills LP’s 2005 financial statements.

2005 Impairment Charges

As previously reported in a Current Report on Form 8-K filed on January 6, 2006, in the fourth quarter of 2005, the Company and Mills LP changed their business strategy and correspondingly decided on December 30, 2005 to reduce the number of their predevelopment projects and to write-off the associated capitalized cost of the projects to be abandoned. Accordingly, ten predevelopment projects were written off in the fourth quarter of 2005. The Company and Mills LP disclosed in that Form 8-K that a charge of $71 million related to these projects was expected in the fourth quarter of 2005. As part of the restatement, it has been determined that certain of these projects were previously impaired and the amount of impairment should have been recorded in prior periods. In addition, the planned changes in accounting principles and certain of the accounting errors discussed above impact the carrying values and reduce the amount of the total charge expected in the fourth quarter of 2005, such that the total charge recorded in the fourth quarter of 2005 for the Company and Mills LP will be approximately $45 million, with the difference being recorded in prior periods.

As previously disclosed, apart from the restatement, the Company and Mills LP are required to assess periodically their operating properties for impairment under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144. The Cincinnati Mills project did not satisfy the undiscounted cash flow test set forth in SFAS 144 as of December 31, 2005, and as a result, a write-down of approximately $50 million for the Company and Mills LP will be recorded in the fourth quarter of 2005 with respect to this property. Further, the investment in the Columbus City Center, accounted for using the equity method, was also impaired and a write-down of approximately $9 million for the Company and for Mills LP will be recorded in the fourth quarter of 2005.

2006 Impairment Charges

As previously disclosed, in the second quarter of 2006, the Company and Mills LP decided to sell their investment in FoodBrand, an entity that master leases, manages and operates food courts and restaurants at certain of their malls and third party facilities that is accounted for using the equity method. Accordingly, the Company and Mills LP expect that a write-down with an impact of approximately $18 million to the Company and Mills LP will be recorded with respect to this investment during such quarter. The Company and Mills LP also will record a write-off of approximately $6 million for Vallejo, a domestic predevelopment project located in California, which was abandoned during the second quarter of 2006. Also during the second quarter of 2006, the Company and Mills LP decided to explore the possible sale of their European operations. This decision negatively impacted the net realizable value of certain predevelopment projects in Europe. Accordingly, a write-down with an impact to the Company and Mills LP of approximately $19 million will be recorded in the second quarter of 2006.

As also previously disclosed, in November 2006, the Company and Mills LP sold their interest in the partnership that held the development rights for the Mercati Generali project located in Rome. The Company and Mills LP will record a write-down of approximately $5 million related to the Mercati Generali project in the third quarter of 2006.

As reported in a Current Report on Form 8-K filed on November 29, 2006, in connection with the closing of the Colony/KanAm transaction, the Company and Mills LP expect to record an impairment charge during the fourth quarter of 2006 in an amount equal to their entire investment in the Meadowlands Mills Limited Partnership prior to the admission of Colony into the project, including the capital contributed through December 31, 2006 and the full amount of the subordinated debt issued by the Company as a part of the transaction. The Company and Mills LP currently estimate that the impairment charge will be in the range of $635 million to $655 million.

As reported in a Current Report on Form 8-K filed on January 5, 2007, on December 28, 2006, Mills LP’s ownership interest in Pittsburgh Mills was redeemed by its joint venture partners for net total consideration of approximately $8.5 million. As a result of the redemption of Mills LP’s ownership interest, the Company and Mills LP also expect to take a charge in 2006 for an impairment related to Pittsburgh Mills of approximately $46 million.

Because the financial statements have not yet been finalized, it is possible that additional material impairment charges and write-downs will be recorded in such financial statements once they are finalized.

Outstanding Consolidated Debt And Mandatorily Redeemable Preferred Stock

Our consolidated debt (mortgages, notes and loans payable) as of September 30, 2005, December 31, 2005, September 30, 2006 and December 31, 2006 was (in millions):

	9/30/05	12/31/05	9/30/06	12/31/06
Wholly owned property debt	$2,002.8	$2,021.9	$2,165.3	$1,962.1
Consolidated joint venture property debt	1,783.3	1,782.3	1,762.7	1,584.1
Unsecured line of credit	432.0	574.5	—	—
Term loan	200.0	200.0	—	—
Other	6.6	6.3	—	—
Senior Term Loan from GSMC			1,483.7	1,056.9
Trust Preferred Securities			100.0	100.0
Debt issued in Colony Meadowlands transaction			—	156.6

Total consolidated debt	$4,424.7	$4,585.0	$5,511.7	$4,859.7

Mandatorily redeemable preferred stock—Series F	$316.3	$316.3	$316.3	$316.3

Since January 1, 2006, the Company and Mills LP have taken various actions and made certain decisions affecting the amount of consolidated debt, as follows:

•

To provide short-term liquidity, on January 6, 2006, Mills LP entered into a Term Loan Agreement (the “Facility”) with JPMorgan Chase Bank, as lender and administrative agent. The Facility provided for multiple draws of up to $150 million in the aggregate until March 31, 2006. The Company agreed to unconditionally guaranty all of Mills LP’s obligations under the Facility. Proceeds from the Senior Term

Loan obtained in May 2006 (described below) were used to payoff the Facility and the Company’s and Mills LP’s then existing unsecured line of credit and term loan and certain indebtedness of subsidiaries.

•	On February 1, 2006, a wholly owned subsidiary of Mills LP issued $100.0 million in aggregate principal amount of trust preferred securities (the “Trust Preferred Securities”). The Trust Preferred Securities mature on March 30, 2036 and may be called at par by us at any time after March 30, 2011. Distributions are payable quarterly at a fixed interest rate equal to 7.38% per annum through March 30, 2011 and thereafter at a floating interest rate equal to LIBOR plus 2.45%, resetting quarterly. Net proceeds of $97.4 million were used for general corporate purposes. In the event that the Company or Mills LP fails to deliver the audited financial statements for fiscal years ended December 31, 2005 and December 31, 2006 on or before March 15, 2007, then, upon written notice given prior to May 15, 2007 to the Company and Mills LP by the holders of not less than 25% of the aggregate liquidation amount of the outstanding Trust Preferred Securities, the Company and Mills LP are obligated to offer to repurchase all of the outstanding Trust Preferred Securities at a repurchase price equal to 100% of the aggregate liquidation amount of the Trust Preferred Securities repurchased, plus all accumulated and unpaid distributions to the date of repurchase.

•	On May 19, 2006, the Company and Mills LP entered into a Credit and Guaranty Agreement (the “Senior Term Loan”) with Goldman Sachs Mortgage Company (“GSMC”), as administrative agent, with an aggregate principal amount of $1,483.7 million (excluding the Mortgage Loans discussed in the next bulleted paragraph below). The Company and Mills LP used the proceeds to repay all amounts outstanding under the Company’s and Mills LP’s then existing line of credit and term loan facilities and the indebtedness of certain subsidiaries. The remaining net proceeds of $387.8 million are being used to meet working capital requirements and for general corporate purposes. The Senior Term Loan is secured by a pledge of substantially all of the assets of the Company, Mills LP and their subsidiaries, as well as many of the equity interests in material operating properties owned by the Company, Mills LP and their subsidiaries. The Senior Term Loan’s original maturity was December 31, 2006. As discussed below, on December 28, 2006, the Company and Mills LP received an extension through March 31, 2007.

•	On May 19, 2006, GSMC also purchased existing mortgage and mezzanine indebtedness at Cincinnati Mills, Discover Mills, Pittsburgh Mills and St. Louis Mills (the “Mortgage Loans”), in the amount of $122.0 million, $162.0 million, $123.7 million and $140.6 million, respectively, each of which was in default. The mortgage for Cincinnati Mills was retired with proceeds from the Senior Term Loan.

•	On October 5, 2006, the Company and Mills LP sold their interests in Vaughan Mills (Toronto, Canada), St. Enoch Centre (Glasgow, Scotland) and Madrid Xanadú (Madrid, Spain), which assets constituted all of the Company’s and Mills LP’s non-U.S. operating properties, to Ivanhoe Cambridge, Inc. for approximately $988.0 million. Net proceeds totaled approximately $486.0 million after transaction costs and income tax withholdings, of which approximately $28.0 million was used to finalize a purchase price adjustment in connection with Mills LP’s 2004 buy-out of the interests of Parcelatoria de Gonzalo Chacon in Madrid Xanadú and the remainder was used to pay down the Senior Term Loan.

•	On November 10, 2006, the Company and Mills LP signed a definitive agreement backed by a bank guarantee to transfer our interests in the development rights for the Mercati Generali project and expect to realize net proceeds of approximately $13.4 million, of which $5.1 million was received in November 2006. The Company and Mills LP also received the $9.4 million in cash that had been posted as collateral for a project bid bond. In connection with the sale, the Company and Mills LP agreed to mutual releases of all claims and obligations with the City of Rome and with their former partners. The net proceeds received in November 2006 were used to pay down the Senior Term Loan and, when received, the remaining net proceeds of $8.3 million will also be used to pay down the Senior Term Loan.

•

On November 22, 2006, the Company and Mills LP completed a restructuring transaction with affiliates of Colony Capital, LLC (“Colony”) and KanAm USA Management XXII Limited Partnership (“Kan Am”) with regard to the Company’s and Mills LP’s Meadowlands Xanadu project (the “Project”). Pursuant to the terms of the Transaction Agreement and related agreements:

•	all future financial obligations of the Company and Mills LP to the Project were eliminated;

•	the Company and Mills LP were released or indemnified from any obligations related to the Project to contractors, Kan Am, the Meadowlands Mills Limited Partnership, the New Jersey Sports and Exposition Authority and the State of New Jersey;

•	the Company’s and Mills LP’s obligation to provide construction financing for the Project under certain terms and conditions and their guarantee of preferences to KanAm were terminated;

•	the Company and Mills LP were indemnified with respect to all preclosing obligations to third parties; and

•	the Company and Mills LP are liable to Colony and Kan Am on certain representations and warranties made in connection with the transaction, subject to customary baskets and survival periods, provided that the Company’s and Mills LP’s liability thereunder is limited to $25 million of distributions received from the Meadowlands Mills Limited Partnership, if any.

Pursuant to the terms of the Transaction Agreement, two affiliates of Colony purchased, at a discounted cash price of $155 million, two subordinated notes of the Company having an aggregate face amount of $175 million. Of this amount, $87.5 million matures on September 30, 2007 and $87.5 million matures on September 30, 2008. These subordinated notes are non-interest bearing. The $155 million of cash proceeds from the issuance of these notes was then contributed to the Meadowlands Mills Limited Partnership. At closing, Mills LP also placed in escrow $46.1 million for use by the Meadowlands Mills Limited Partnership, representing Mills LP’s incremental Project funding through the remainder of 2006. The escrow was funded under the Senior Term Loan.

•	On November 30, 2006, the Company and Mills obtained a new mortgage loan for Discover Mills (a consolidated joint venture) in the amount of $158.7 million. The net proceeds were used to pay the Discover Mills Mortgage Loan held by GSMC.

•	On December 28, 2006, the Company’s and Mills LP’s partnership interest in Pittsburgh Mills (a consolidated joint venture) was completely redeemed and the Pittsburgh Mortgage Loan held by GSMC of $123.7 million was repaid as part of the transaction. Net proceeds of approximately $8.5 million from the redemption of the Company’s and Mills LP’s partnership interest were used to pay the $4 million due to Kan Am pursuant to the terms of the Omnibus Agreement entered into December 29, 2006 and approximately $4.5 million was used to pay down the Senior Term Loan. The Company and Mills LP hold no further ownership interest in Pittsburgh Mills.

•	On December 28, 2006, the Company and Mills obtained a new mortgage loan for St. Louis Mills (a consolidated joint venture) in the amount of $90 million. The net proceeds were used to partially pay the St. Louis Mortgage Loan held by GSMC. The shortfall of $50 million between the new mortgage loan and the St. Louis Mortgage Loan was added to the Senior Term Loan.

•	On December 28, 2006, the Company and Mills LP received an extension through March 31, 2007 of the maturity date of the Senior Term Loan. The Senior Term Loan, as amended, requires:

•	compliance with a new budget for Company spending for the period through March 31, 2007;

•	the consummation of a refinancing by January 15, 2007 of existing debt secured by certain of the properties originally acquired by the Company from affiliates of Cadillac Fairview and, with the approval of GSMC, as the administrative agent, refinancings of existing debt secured by Broward Mall, Cincinnati Mills, Franklin Mills and Liberty Plaza by February 28, 2007;

•	the filing of restated financial statements for 2005 with the SEC by January 31, 2007, and the filing of 2006 financial statements by March 1, 2007, which due date may be extended to March 31, 2007 if the holders of Mills LP’s Trust Preferred Securities approve an extension of the March 15, 2007 due date for such financial statements to March 31, 2007 or any later date;

•	the Company’s Board of Directors to approve, by February 15, 2007, a draft plan to liquidate or recapitalize assets reasonably acceptable to the administrative agent that provides sufficient proceeds to repay the amounts outstanding under the Senior Term Loan by June 30, 2007 (unless the administrative agent reasonably determines that the conditions to a second extension will not be satisfied, in which case the repayment deadline for such plan would be March 31, 2007); and

•	the Company to obtain an extension of NYSE listing privileges through April 2, 2007 by not later than February 27, 2007.

Subject to compliance with the above requirements, the delivery of a new budget for the period through June 30, 2007 approved by the administrative agent by March 31, 2007 and certain other conditions, the maturity date of the Senior Term Loan may be further extended until June 30, 2007.

Consistent with the terms of the Senior Term Loan as in effect prior to the extension, effective January 1, 2007, the interest rate on amounts outstanding under the Senior Term Loan was increased by .50% to 2.75% in excess of 1-month LIBOR. In the event that an additional extension until June 30, 2007 is obtained, such rate will increase by an additional .50% commencing on April 1, 2007. In addition, the Company and Mills LP are obligated to pay aggregate fees of approximately $6.6 million, $5.8 million of which was paid on December 28, 2006, and the balance of which will become due when the Senior Term Loan is repaid.

The refinancing of the existing $320 million of debt (included in wholly owned property) related to the Cadillac Fairview portfolio is expected to occur in January 2007. The outstanding debt on these properties will be increased to $390 million and such refinancing is expected to create approximately $65 million of net proceeds. Of this amount, $60 million may be used for liquidity, with the balance required to be used to pay down the Senior Term Loan. If approved by GSMC, the refinancing of Broward Mall, Cincinnati Mills, Franklin Mills and Liberty Plaza are expected to generate net proceeds in excess of $35 million, $35 million of which are expected to be used to provide additional liquidity, with any excess being applied to pay down the Senior Term Loan.

The activity of the Senior Term Loan is as follows (in millions):

Balance on May 19, 2006	$1,483.7
Net international operating properties sale proceeds	(458.0)
Net asset sale proceeds	(18.8)
Increase for St. Louis loan	50.0

Balance at December 31, 2006	$1,056.9

As noted above, the short-term Mortgage Loans held by GSMC of $426.3 million at Mary 19, 2006 were replaced for Discover Mills and St. Louis Mills with conventional long-term mortgage financing and the Mortgage Loan for Pittsburgh Mills was repaid at the same time as the redemption of the Company’s and Mills LP’s interest in that partnership occurred.

Distributions on Series F preferred stock cumulate and are payable quarterly in arrears at 6.75% per year of the liquidation preference of $1,000 per share. Each share of Series F preferred stock is convertible under certain circumstances into 16.6949 shares of the Company’s common stock, subject to specified adjustment. Following any termination of trading of the Company’s common stock on the NYSE or a change of control transaction, holders of Series F preferred stock may require the Company to purchase any or all of their Series F preferred stock at the liquidation preference, plus any accumulated and unpaid dividends to the date of purchase, and, in certain circumstances, a make whole premium.

The Company and Mills LP currently expect that, with the refinancing proceeds anticipated in the first quarter of 2007, discussed above, together with their existing cash balances, they will have adequate cash to meet their obligations through March 31, 2007. The March 31, 2007 maturity date places significant restrictions on the Company and Mills LP and requires them to sell sufficient assets to pay-off the Senior Term Loan, to recapitalize or sell the Company. If the Company and Mills LP are unsuccessful in their efforts to pay-off the Senior Term Loan by the extended maturity date, or to otherwise comply with the requirements of the Senior Term Loan, as amended, there is a risk that the Company and Mills LP could be forced to seek protection under the U.S. Bankruptcy Code and that security holders of the Company and Mills LP could lose their entire investment. Moreover, cash projected to be generated by operations and potential peripheral land sales will not be sufficient to permit the Company and Mills LP to execute their business plan beyond March 31, 2007. Any failure to address these additional liquidity needs could materially and adversely affect the Company’s and Mills LP’s financial condition and results of operations.

Item 8.01. Other Events.

Audit Committee Investigation

The Company’s Audit Committee comprises four independent directors, all of whom reside in the Washington, D.C. area and all of whom are “audit committee financial experts” as defined in the rules of the U.S. Securities and Exchange Commission. As disclosed in a press release issued on February 23, 2006, the Audit Committee, advised by its independent counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), has been conducting an investigation into various issues related to the Company’s historical accounting policies and practices (the “Investigation”). In support of the Investigation, Gibson Dunn engaged FTI Consulting, Inc. (“FTI”), a forensic accounting firm, to provide technical accounting guidance and analysis, as well as to assist with document collection, interview support, and transaction review. The Investigation is complete.

The Investigation focused on (a) each of the accounting errors addressed in restatements announced by the Company in February 2003 (“February 2003 Restatement”), March 2005 (“March 2005 Restatement”) and January 2006; (b) allegations set forth in two anonymous letters addressed to the “SEC Complaint Center” and received by the Company in October 2005 and January 2006; (c) various additional accounting-related issues identified at the outset of, or during, the course of the Investigation either by the Audit Committee’s independent counsel, by Company management, or by the Company’s independent registered public accountants, Ernst & Young LLP (“E&Y”); (d) issues reported in the Company’s Form 8-K Reports filed January 6, February 24, March 17, May 11, and August 10, 2006; and (e) the errors described under Item 2.02 above (the “pending restatement”). The numerous issues addressed in the Investigation varied in complexity and financial significance.

The Audit Committee believes its Investigation was comprehensive and thorough. The Investigation included the collection and review, by manual inspection, electronic word search and other means, of over four million pages of documents. The Investigation also included over 240 interviews of nearly 100 individuals, among them current and former employees, current directors, current and former E&Y audit engagement team members, and certain other individuals. The Audit Committee held frequent in-person meetings throughout the course of the Investigation, as well as regular update calls and other communications with Gibson Dunn and FTI. The Company and its employees cooperated fully with the Investigation. The Audit Committee and Gibson Dunn also received good cooperation from many other individuals, including E&Y professionals and former key employees of the Company.

As reflected in its prior restatement disclosures, the Company has experienced a number of accounting errors impacting the accuracy of the Company’s reported financial results. Evidence developed during the course of the Investigation indicates that these errors were caused, or contributed to, by a variety of different factors, ranging from well-considered, good faith but nonetheless erroneous judgments concerning the proper application of generally accepted accounting principles (“GAAP”), to, in certain instances enumerated in subparagraphs (a)-(d) on pages 12-13 below, errors caused by possible misconduct by former accounting and asset management personnel of the Company, including (in at least one instance) through management override.

The Investigation identified a number of instances, including some of the more significant restatement items in terms of dollar impact, in which Company personnel failed to recognize the implications under GAAP of particular transactions, events or other facts. The Company’s rapid growth, and the complex financial structure of its business, exacerbated the number of such errors. The relevant factual background and accounting treatment for these items were not concealed from review at the time the accounting judgments were made and, in the Committee’s judgment, this large group of errors appear not to have resulted from an intention to reach an inappropriate accounting result. Certain of these errors do, however, reflect a lack of competence and in some instances a failure of communication and inadequate internal controls. Errors resulting from the failure to recognize the correct application of GAAP include, among others, the failure to recognize a foreign currency gain (February 2003 Restatement); the failure to recognize the implications of put provisions in joint venture agreements when interests in the joint venture were sold (March 2005 Restatement); errors in the accrual of compensation expense for long-term incentive compensation (pending restatement); the incorrect recognition of development and leasing fees and/or interest received but capitalized at the joint venture project level for joint ventures consolidated under FASB Interpretation FIN 46(R), “Consolidation of Variable Interest Entities” (pending restatement); the failure to account for a portion of the gains and losses resulting from the translation of financial statements of non-U.S. subsidiaries as a component of other comprehensive income or loss rather than as income or loss in the income statements (pending restatement); and the failure to properly account for the “swap” of sites for the Meadowlands project (pending restatement).

A second group of errors resulted from erroneous judgments regarding the proper application of GAAP. In each instance the individuals who made the relevant accounting determinations asserted that those judgments, while now considered by the Company to have been mistaken, were reached at the time in good faith, and the persons involved also provided at least arguably plausible explanations for why they viewed the accounting determinations reached to have been appropriate. In addition, in the instances in this group, the great majority of accounting determinations at issue were documented to some extent and were not concealed from review. The evidence also indicates, however, that in retrospect the Company’s overall approach and attitude toward accounting determinations resulted in a heightened level of risk that accounting errors could occur. It was apparent from both interviews and documentary evidence that the Company’s overall culture and “tone at the top” were heavily focused on meeting external and internal financial expectations, and that the Company did not have in place fully adequate accounting information systems, personnel, formal policies and procedures, supervision, and internal controls. Collectively, these factors led in some cases to a propensity, among other things, (a) to capitalize rather than expense overhead, development, marketing and other costs; (b) to account for payments to tenants as tenant allowances rather than tenant inducements (affecting funds from operations (“FFO”) but not net income); (c) to conclude that impairments and write-offs to particular receivables, investments and other assets were unnecessary; (d) to enter into and structure transactions based principally on their short-term financial statement and/or FFO ramifications; and (e) generally to adopt the most favorable accounting treatment that those involved arguably could justify under GAAP, including in certain circumstances in which at least some of the personnel involved were aware that the accounting treatment chosen could be viewed as aggressive. Examples of errors in this second group include, among others, errors in the methodology used to determine capitalization of interest (March 2005 Restatement); the inappropriate recording of a deferred promotion fund asset (March 2005 Restatement); the incorrect use of the anticipated economic interest methodology to value joint venture interests (March 2005 Restatement); the improper deferral of costs associated with financing and lease activities provided to joint ventures (March 2005 Restatement); the erroneous capitalization of interest to predevelopment and development projects (pending restatement); and the erroneous capitalization of certain overhead costs to predevelopment and development projects (pending restatement).

The Committee has determined with respect to the errors in this second group that, given the subjective nature of the judgments at issue and the concerns noted above, the Committee cannot reach a definitive conclusion as to the state of the mind of the key Company employees involved on the available record. In the Committee’s judgment, however, the totality of the evidence, and most significantly the fact that in most instances the determinations at issue appear to have been based upon reasoned analysis and were not concealed from review, tends to support the conclusion that the erroneous accounting judgments in this category were not known to be incorrect at the time they were made.

With respect to a relatively small third group of accounting errors, the Committee concluded that the weight of the evidence was contrary to the witnesses’ assertions that the accounting judgments at issue were reasonable and reached in good faith. These errors consist of the following:

(a)

Determining in the fourth quarter of 2002 to treat the sale to a third-party purchaser of the assets of a failed tenant by Mills Enterprises, Inc. (“MEI”), a wholly-owned subsidiary of the Company, as occurring for accounting purposes “as of” April 19, 2002, the same date that MEI acquired those assets out of bankruptcy, and on this basis reversing approximately $0.73 million in losses originally recognized during the second and third quarters of 2002 with respect to operation of the tenant’s business. The Investigation concluded that the terms of the third-party sale were not negotiated until late 2002, the sale agreement and the related notes receivable from the purchaser were not executed until December 2002, and the sale was not finalized until Spring 2003, and hence the sale should not have been deemed to have occurred in April 2002. The pending restatement corrects this error by reversing the sale and recording an expense of approximately $10.18 million in 2002 based on the unrecoverable disbursement of cash in that year. Given the reversal of the sale and the elimination of the notes receivable, the restatement also reflects a corresponding reversal of impairment charges (net of interest income reversal) of approximately $1.55 million and $3.6 million previously recognized in 2004 and through the third quarter of 2005, respectively.

(b)	Failing to recognize on a timely basis an impairment with respect to notes receivable due from joint venture entities owned by MEI and by the parent company of another tenant that operated stores at two Mills’ properties. The notes were executed in December 1997 and January 1999. The Investigation concluded that the notes were clearly impaired at or shortly after the time they were executed. The arrangements provided for cash flow from rents to be assigned to repayment of the notes, and as of September 30, 2005, the Company had recorded no impairment with respect to these notes. The pending restatement includes cumulative charges totaling $14.61 million related primarily to an impairment charge shortly after the notes were executed and to a lesser extent, for the reversal of rental income assigned to notes on the cost recovery method.

(c)	Providing for termination payments to two former employees to be accounted for as consulting fees and erroneously capitalizing those costs, notwithstanding the fact that it was not anticipated that the former employees would perform any consulting services after termination and did not in fact do so. The pending restatement includes charges of approximately $1.16 million and $1.01 million in 2001 and 2002, respectively, and reversals of charges in 2003 of $0.95 million and 2004 of $0.88 million.

(d)	Reversing due to “management override,” prior to issuance of financial results for the quarter ended March 31, 2004, a reserve of approximately $0.53 million initially booked by the Company’s accounting department with respect to a particular receivable during the close process for that quarter. The reserve was reversed based upon information provided to the accounting department by the asset management department, which the Investigation has determined was incomplete and unbalanced information regarding the collectibility of the receivable. The pending restatement includes a charge in the first quarter of 2004 with respect to this receivable.

In addition to addressing each specific accounting error identified in the March 2003 Restatement, the February 2005 Restatement, and the pending restatement, the Investigation also addressed a number of other issues including errors related to the Company’s past stock compensation practices. These errors arose because incorrect measurement dates were used for a number of option grants and restricted stock awards, primarily as a consequence either of delays in making awards promised in letters of employment or of inadequate recordkeeping. The Investigation revealed no evidence that Company personnel intended to engage in beneficial backdating of option grants and restricted stock awards. As a result of these errors, adjustments totaling approximately $2.9 million have been made to the Company’s financial statements for 2005 and prior periods.

The Investigation also addressed accounting and disclosure errors related to awards granted to the Company’s former Chief Executive Officer under the Company’s long-term incentive plan (“LTIP”) for performance years 1999, 2000 and 2001. The awards were finalized by the Company’s executive compensation committee in August 2002 as “phantom” shares and were subsequently paid out over several years. The errors, which did not appear intentional, resulted from poor communication, poor documentation, and a lack of technical expertise. From an accounting perspective, these errors resulted in an understatement of compensation expense by $1.5 million for 2004, an overstatement of compensation expense by $1.9 million for the first three quarters of 2005, and had an immaterial impact on the recognition of compensation expense with regard to other periods. From a disclosure perspective, the errors resulted in the LTIP awards being reported in the Company’s proxy statements without taking into account the fact that the awards were based when paid on the market value of the Company’s stock on the date of vesting and included payment of dividend equivalents. Consequently, (i) the collective dollar value of the vested portion of the LTIP awards was underreported in the 2003 proxy statement by approximately $2.0 million at August 13, 2002 (which represents 248,067 “phantom” shares times the closing price of the Company’s common stock on August 13, 2002 of $28.20 per share, less previously reported amounts) and (ii) the collective dollar value of the unvested portion at year-end 2002, 2003 and 2004 was underreported in the 2003, 2004 and 2005 proxy statements by approximately $1.7 million, $3.3 million and $3.4 million, respectively (which represents 193,780, 144,166, and 79,155 unvested “phantom” shares at year-end 2002, 2003 and 2004, respectively, times the closing price of the Company’s stock on the last trading day of the relevant year of $29.34, $44.00 and $63.76 per share, respectively, less previously reported amounts). The “all other compensation” disclosed for the former Chief Executive Officer also was underreported in the Company’s 2003 and 2004 proxy statements for years 2002 and 2003 by approximately $132,228 and $28,031, respectively, reflecting additional dividend equivalents that were paid to the former Chief Executive Officer as a result of the late payment to him of the cash value of the LTIPs that vested on April 1, 2001, 2002 and 2003.

Over the course of the past year, the Company has experienced a near-complete change of senior management personnel, as well as the departure of numerous other employees. The results of the Investigation do not raise Audit Committee concerns with regard to the integrity, competence or conduct of any of the Company’s current management personnel.

The Audit Committee and its independent counsel have reported the findings of the Investigation to the Company’s Board of Directors, to E&Y, and to the staff of the U.S. Securities and Exchange Commission, Division of Enforcement.

Remediation Measures

To address the concerns identified during the course of the Investigation, including the numerous weaknesses in the Company’s control environment, the Company, with the oversight of the Board of Directors and the Board’s Audit Committee, has taken a number of important remedial steps. These efforts have assisted with the current audit process, and on a going-forward basis are expected to improve the quality and timeliness of the Company’s financial reporting. Among the remediation efforts taken to date are the following:

•	Installation of a new executive management team, including the appointment of Mark Ordan as Chief Operating Officer effective March 6, 2006; the appointment of Richard Nadeau as Executive Vice President for Finance and Accounting effective April 5, 2006; the appointment of David Schneeman as Chief Accounting Officer effective June 26, 2006; the appointment of Mr. Nadeau as Chief Financial Officer effective July 1, 2006; and the appointment of Mr. Ordan as Chief Executive Officer effective October 1, 2006. Mr. Ordan has extensive operational and public company experience, and Messrs. Nadeau and Schneeman each have considerable technical accounting and financial reporting knowledge and expertise in addition to public company experience.

•	Realignment of the Company’s organizational structure to institute a direct reporting relationship from the Company’s chief financial officer to its chief executive officer, to (a) ensure the objectivity and independence of the accounting function, (b) improve lines of communication between members of senior management and accounting; and (c) enhance the understanding of the information required by accounting to ensure the proper accounting treatment for transactions.

•	Merger of the Company’s asset management and leasing departments, under the leadership of Executive Vice President Scott Ball, in order to improve coordination between these functions.

•	Appointment of Mary Ellen Seravalli and Mark Dorigan as Executive Vice Presidents and Co-General Counsel. Ms. Seravalli is primarily responsible for corporate governance and ethics, SEC and corporate matters, including securities compliance, and human resources. Mr. Dorigan is primarily responsible for real estate operations and development, leasing, and project-level financings.

•	Hiring of a new Group Vice President of Corporate Accounting with considerable technical accounting knowledge and SEC reporting experience.

•	Creation of the position of Vice-President of SOX and Internal Controls to generate enhanced visibility and prominence of controls initiatives, while providing additional monitoring on the status of compliance with internal controls.

•	Centralization of certain key revenue functions in a shared services center.

•	Redefinition of the roles between the Company’s accounting and asset management departments.

•	Increasing the utilization of outside experts to assess and enhance the Company’s accounting policies.

•	Implementation of additional operating controls to reasonably ensure the completeness and accuracy of the accounting and data.

In 2006, the Board of Directors also restructured the membership of a majority of its committees and created an Oversight Committee to coordinate the activities of all the Board committees and a Special Committee to oversee the activities of the strategic alternatives process. The goal of the committee restructuring and the formation of the special purpose committees was to, among other things, (a) oversee matters arising out of or relating to the restatement of the Company’s financial statements, except for matters exclusively vested in the Audit Committee, (b) oversee and provide advice to management regarding capital formation, asset sales, joint ventures, and organizational structure, (c) monitor the restructuring of the Company’s operations and (d) evaluate liquidity and shareholder value alternatives.

The Company, under the oversight of the Audit Committee, is in the process of implementing the following additional remedial steps to enhance the Company’s internal control over financial reporting:

•	Drafting of an information technology plan to (i) realign priorities, (ii) enhance the proper implementation of accounting system modules, and (iii) improve the use of technology in the Company’s accounting and finance automated systems to minimize the risk of manual error and increase control.

•	Development of training programs for accounting personnel.

•	Outsourcing of the internal audit function to a nationally recognized public accounting firm.

The Company’s current environment has resulted in significant turnover of personnel. The impact of the turnover has been exacerbated by the workload challenges related to the effort to restate the Company’s financial statements and support the strategic alternatives process. As a result, the Company’s internal controls system has been stressed and in some cases has caused the Company to rely upon inspection and detection controls that are labor intensive. The Company has previously reported that it does not expect that it will be able to file its 2006 Form 10-K by its due date.

E&Y Auditors’ Reports

As previously reported, it is expected that the audit reports of E&Y on the consolidated financial statements of the Company and Mills LP for the year ended December 31, 2005 will contain an explanatory paragraph to the effect that there is substantial doubt about the ability of the Company and Mills LP to continue as going concerns due principally to the maturity date of Mills LP’s Senior Term Loan.

Management’s Assessment of Internal Control Over Financial Reporting; Sarbanes Oxley Act Section 404

As previously reported, in accordance with Section 404 of the Sarbanes Oxley Act of 2002, the Company’s management has been assessing the effectiveness of internal controls over financial reporting as of December 31, 2005, and management’s report on this assessment will be included with the Company’s and Mills LP’s 2005 Form 10-K. The Company and Mills LP also previously reported that (a) they had identified control deficiencies as of December 31, 2005 in a number of areas, including in the selection, application and monitoring of accounting policies, (b) management expected to conclude that some of the identified deficiencies were either material weaknesses or significant deficiencies that, in the aggregate, constituted material weaknesses as of December 31, 2005 and (c) management’s evaluation of the effectiveness of the Company’s and the Mills LP’s internal control over financial reporting as of December 31, 2005 was expected to reference certain material weaknesses and conclude that the Company’s and Mills LP’s internal control over financial reporting was not effective as of December 31, 2005 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway

Commission in Internal Control—Integrated Framework. The Company and Mills LP have been advised that E&Y’s audit reports with respect to the Company’s and Mills LP’s internal control over financial reporting are expected to concur with management’s conclusions on the effectiveness of internal control over financial reporting by the Company and Mills LP as of December 31, 2005 and that E&Y expects to issue an adverse opinion upon completion of its work. Management also may uncover additional deficiencies as this assessment process continues.

Statements in this Current Report on Form 8-K that are not historical, including, among other things, as to the anticipated impacts of the pending restatement of the registrants’ financial statements and changes in accounting principles and the amount of the impairment charges that are expected to be recorded, may be deemed forward-looking statements within the meaning of the federal securities laws. Although the registrants believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, the registrants can give no assurance that their expectations will be attained and it is possible that our actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including the identification of any additional matters requiring adjustment, completion of the restated financial statements, the length of time needed for E&Y to complete their procedures, any actions taken by the SEC or other factors. The registrants undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the registrants’ various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MILLS CORPORATION

By:	/s/ RICHARD J. NADEAU
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

THE MILLS LIMITED PARTNERSHIP

By: The Mills Corporation, its general partner

By:	/s/ RICHARD J. NADEAU
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

Date: January 8, 2007